Confidential Treatment Requested by Legence Corp.

Pursuant to 17 C.F.R. Section 200.83

Exhibit 21.1

Subsidiaries of Legence Corp.

Subsidiary Name	State or Country of Incorporation
Legence Parent LLC	Delaware
Legence Intermediate LLC	Delaware
Legence Holdings LLC	Delaware
Legence Therma LLC	Delaware
BCP 8 Therma Upper Feeder L.L.C.	Delaware
CMTA, Inc.	Kentucky
G1-Therma Blocker, LLC	Delaware
Black Bear Energy, Inc.	Delaware
San Jose Boiler Works, Inc.	California
Engineered Solutions, Inc.	Massachusetts
Bel-Aire Mechanical, LLC	Delaware
Shadpour Consulting Engineers, LP	California
P2S LP	California
Legence Subsidiary Holdings, LLC	Delaware
A.O. Reed & Co., LLC	California
RM Mechanical	California
RE Tech Advisors, LLC	Virginia
LORD Green Real Estate Strategies, LLC	Texas
Building Systems Holdings, LLC	North Dakota
ICS Consulting, LLC	Minnesota
Obermiller Nelson Engineering, LLC	North Dakota
Foster Jacobs & Johnson, Inc.	Minnesota
Provident Energy Consulting, LLC	Pennsylvania
CMTA Facility Solutions LLC	Delaware
Legence Payroll Solutions, LLC	Delaware
Legence Payroll Advisory, LLC	Delaware
OCI Associates, LLC	Delaware
Therma Intermediate LLC	Delaware
Therma LLC	Delaware
Yearout LLC	Delaware
Yearout Mechanical LLC	Delaware
Yearout Services LLC	Delaware
VarcoMac LLC	Delaware
Gilbert Mechanical Contractor, LLC	Delaware
AMA Consulting Engineers Holdings LLC	Delaware
AMA Commissioning + Building Systems, LLC	New York
AMA Design Build LLC	New Jersey
AMA Design-Build LLC	California
AMA Management Services LLC	Delaware
Skyline Engineering, L.L.C.	New Jersey
Technical Systems Solutions & Measurement, LLC	New York
TM Technology Partners, LLC	New York